Exhibit 23



                          Independent Auditor's Consent


The Participants and Plan Administrator of
    Financial Institutions, Inc. 401(k) Plan:

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-87338) pertaining to the Financial Institutions, Inc. 401(k) Plan, of our independent auditors' report dated June 20, 2003 relating to the statements of net assets available for plan benefits of Financial Institutions, Inc. 401(k) Plan as of December 31, 2002 and 2001, and the related statements of changes in net assets available for benefits for the years then ended, and the schedule of assets held at end of year as of December 31, 2002, which report is included in the Form 11-K of the Financial Institutions, Inc. 401(k) Plan.

/s/ KPMG

June 30, 2003
Buffalo, New York